TODD SHIPYARDS CORPORATION ANNOUNCES U.S. COAST GUARD EXERCISE OF OPTION ON OVERHAUL OF

USCGC HEALY (WAGB-20)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...October 27, 2008...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Coast Guard has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), a $3,904,856 modification to previously awarded contract HSCG85-05-C-625306 in support of repairs and alterations performed during the Planned Maintenance Availability ("PMA") of the icebreaker USCGC Healy (WAGB-20). The contract modification provides for the alteration and repair on the ship's main propulsion system, auxiliary systems and many other structural, mechanical and electrical features aboard the ship. The work will be accomplished at the vessel's home port, Department of Homeland Security, U.S. Coast Guard's Integrated Support Center in Seattle, beginning immediately and is expected to be completed in January 2009.

The PMA of the USCGC Healy is being performed pursuant to the Company's five-year Multi-Ship Multi-Option ("MSMO") contract with the Coast Guard for the overhaul and continued maintenance of this vessel stationed at Seattle, Washington. The negotiated best value procurement contract was awarded to Todd Pacific in 2005.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.